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                             [Price Waterhouse LLP letterhead]


April 28, 1996


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of Battery One, Inc.'s Form 8-K dated April 15, 1996 and are in agreement with the statements contained therein.

Yours very truly,

/s/ Price Waterhouse LLP



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